Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Third Quarter 2020 Financial Results

AUSTIN, Texas -- (BUSINESS WIRE)—October 26, 2020--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended September 30, 2020.

Highlights

•Reported net loss attributable to ACC of $19.5 million or $0.15 per fully diluted share, versus net income of $20.2 million or $0.14 per fully diluted share in the third quarter 2019.

•Reported FFOM of $45.2 million or $0.32 per fully diluted share versus $64.1 million or $0.46 per fully diluted share for the third quarter prior year.

•Same store net operating income ("NOI") decreased by 14.0 percent versus the third quarter 2019, as revenues decreased 9.3 percent and operating expenses decreased 5.2 percent. Same store revenues were impacted by approximately $15.0 million of rent relief, lost revenues from summer camps and conferences, waived fees, increased uncollectible accounts primarily associated with previous academic year leases, and other COVID-19 related items. In addition, due to the decrease in occupancy of the same store portfolio for Academic Year 2020-2021, same store revenues for the quarter were approximately $8.6 million below those anticipated prior to the impacts of COVID-19.

•Received payments for approximately 97 percent of rent for the month of September, the first full month of the new academic year.

•Achieved an average rental rate increase of 1.1 percent and 90.3 percent leased for 2021 same store properties as of September 30, 2020 versus 97.4 percent for the same date prior year.

•Delivered two owned American Campus Equity (ACE®) developments and the second phase of the Disney College Program project into service on schedule and within budget.

•Commenced construction on a third-party on-campus development project at Georgetown University. The 476-bed development is located four blocks from the United States Capitol and is tracking LEED Platinum certification.

•Earned Great Place to Work™ certification based on extensive ratings provided by employees in anonymous surveys, resulting in 97 percent of employees responding that ACC is a great place to work, 98 percent agreeing that management is honest and ethical in its business practices and that 98 percent are proud to tell others they work at ACC.

•Recognized for the second consecutive year as an honoree of Texan by Nature 20 (TxN20), an official ranking of the top 20 companies in Texas for its leadership and commitment to conservation and sustainability.

“While the COVID-19 pandemic has presented many challenges for us all, we are pleased with the outcome of the Fall 2020 lease-up and the consumer sentiment reflecting students’ desire to be in the college environment with their peers regardless of the method of curriculum delivery. We are also encouraged that our collection rates have been improving, with approximately 97 percent of rent being paid for the month of September versus the downward trend being experienced in other sectors,” said Bill Bayless, American Campus Communities CEO. “Once again, the student housing industry exhibited a large degree of resiliency in the Fall 2020 lease-up, with Axiometrics reporting growth in same store rental rates across the industry. More broadly, we are encouraged by the universities’ policies and procedures this fall as these institutions continue to promote a safe environment to promote academic achievement and personal growth among students. In recent weeks, several universities have announced planned expansions of in-person activities for the Spring 2021 term based upon the success of their current operating policies as we continue to progress toward a return to normalcy throughout the 2020-2021 academic year.”

Third Quarter Operating Results

Revenue for the 2020 third quarter totaled $202.7 million versus $227.7 million in the third quarter 2019, and operating income for the quarter totaled $8.2 million versus $27.3 million in the prior year third quarter. The decrease in revenue and operating income was primarily due to the impacts of COVID-19, including a decrease in owned properties’ occupancy from the Academic Year 2020-2021 lease-up, with owned property revenues for the quarter declining approximately $12.6 million versus those initially anticipated prior to the impact of COVID-19. Additionally, COVID-19 related rent abatements, early lease terminations, lost revenue from summer camps and conferences, increased uncollectible accounts primarily associated with previous academic year leases and waived fee income totaled approximately $15.1 million, partially offset by a decrease in owned properties operating expenses of $5.3 million. Net loss for the 2020 third quarter totaled $19.5 million, or $0.15 per fully diluted share, compared with net income of $20.2 million, or $0.14 per fully diluted share for the same quarter in 2019. FFO for the 2020 third quarter totaled $45.0 million, or $0.32 per fully diluted share, as compared to $86.0 million, or $0.62 per fully diluted share for the same quarter in 2019. FFOM for the 2020 third quarter was $45.2 million, or $0.32 per fully diluted share, as compared to $64.1 million, or $0.46 per fully diluted share for the same quarter in 2019. A reconciliation of FFO and FFOM to net income is provided in Table 3.

NOI for same store properties was $81.8 million in the quarter, a decrease of 14.0 percent from $95.0 million in the third quarter 2019. Same store property revenues decreased by 9.3 percent and same store property operating expenses decreased by 5.2 percent versus the prior year quarter. NOI for the total owned portfolio decreased 14.2 percent to $85.8 million for the quarter from $100.0 million in the comparable period of 2019. A reconciliation of same store NOI to total NOI is provided in Table 4.
Portfolio Update
Developments
During the quarter, the company completed the $46.9 million second phase of the Disney College Program development on schedule and within budget. Due to the COVID-19 related temporary suspension of the Disney College Program, the phase was not occupied as originally scheduled. Walt Disney World® Resort continues to take a measured and phased approach to opening and is currently reviewing the timing for resuming the Disney College Program and the related occupancy of the project. In support of the relationship, Walt Disney World® has agreed that ground rent will not commence until occupancy occurs and is also in discussions with ACC to market and lease the project to a broader rental market until the internship program is resumed to a level at which participants can fully occupy the available beds. The company continues construction on the remaining phases of the project, which are expected to be completed as originally anticipated through 2023. Collectively, the Disney College Program project represents $614.6 million in development cost and the company still expects to meet its original targeted stabilized development yield of 6.8 percent.

During the quarter, the company also completed two development projects totaling $170.9 million on the campuses of the University of Southern California Health Sciences and San Francisco State University on schedule and within budget. Due primarily to university policies related to COVID-19, initial occupancy levels for these new developments are below those originally anticipated, but the company currently expects to meet the targeted stabilized development yields of 6.25 percent for Academic Year 2021-2022.

Third-Party Services
The company commenced construction on a 476-bed third-party on-campus development project with Georgetown University, which is located on Georgetown’s Capitol Campus and is tracking LEED Platinum certification. The company expects to earn $3.0 million in development fees throughout the development period and anticipates providing management services for the project upon completion.
Capital Markets
As of September 30, 2020, the company exhibited a healthy balance sheet with ample liquidity including approximately $44.4 million in cash and $723.3 million available on its unsecured revolving credit facility. In addition, there are no remaining debt maturities in 2020 and approximately $72.3 million in planned development expenditures for the remainder of the year.
At-The-Market (ATM) Share Offering Program
The company did not sell any shares under the ATM during the quarter.
COVID-19 Update
The company continues to implement its COVID-19 response plan consistent with the eight principle objectives previously reported. The company continues to collaborate in good faith with its university partners, and at the request of one of these partners, agreed to refund a portion of students’ rent that had on-campus lease terms spanning the third and fourth quarter. During the third quarter, refunded rent totaled $2.1 million and the company anticipates an additional $1.2 million for the fourth quarter of 2020, as compared to the $15.1 million in on-campus rent refunds provided during the second quarter of 2020. No other rental refunds related to the company’s on-campus ACE properties are being discussed at this time.

During the quarter, the company collected an average of 94.6 percent of rent, representing total delinquency of approximately $8.5 million. This compares to 93.7 percent during the second quarter of 2020, which represented total rent delinquency of $10.4 million. With the inception of new lease contracts for Academic Year 2020-2021, the company experienced substantial improvement in collections with 96.9 percent of September rent being paid.

As previously announced, during the second quarter, the company formed a Resident Hardship Program to provide relief on a case-by-case basis to those residents and families who have endured financial hardship due to the COVID-19 pandemic. For the months of July through September, of the total $8.5 million in delinquent rent noted above, the company granted approximately $4.7 million in rent relief to residents under the Resident Hardship Program.
Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss third quarter results and the 2020 outlook on Tuesday, October 27, 2020 at 10:00 a.m. ET (9:00 a.m. CT). The conference call may be accessed by dialing 888-317-6003 passcode 1389446, or 412-317-6061 for international participants.
To listen to the live webcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. A replay of the conference call will be available beginning one hour after the end of the call until November 10, 2020 by dialing 877-344-7529 or 412-317-0088 conference number 10148202. Additionally, the replay will be available for one year at www.americancampus.com.

Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.
About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of September 30, 2020, American Campus Communities owned 166 student housing properties containing approximately 111,900 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 204 properties with approximately 139,900 beds. Visit www.americancampus.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward looking-statements include those related to the COVID-19 pandemic, about which there are still many unknowns, including the duration of the pandemic and the extent of its impact, and those discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, including our preleasing activity or expected full year 2020 operating results, whether as a result of new information, future events, or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2020	December 31, 2019
	(unaudited)
Assets

Investments in real estate:
Owned properties, net	$6,704,952	$6,694,715
On-campus participating properties, net	71,156	75,188
Investments in real estate, net	6,776,108	6,769,903

Cash and cash equivalents	44,449	54,650
Restricted cash	23,528	26,698
Student contracts receivable, net	22,008	13,470
Operating lease right of use assets [1]	458,330	460,857
Other assets [1]	257,101	234,176

Total assets	$7,581,524	$7,559,754

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt, net	$740,128	$787,426
Unsecured notes, net	2,374,680	1,985,603
Unsecured term loans, net	199,385	199,121
Unsecured revolving credit facility	276,700	425,700
Accounts payable and accrued expenses	87,638	88,411
Operating lease liabilities [2]	483,694	473,070
Other liabilities [2]	202,775	157,368
Total liabilities	4,365,000	4,116,699

Redeemable noncontrolling interests	20,889	104,381

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,375	1,373
Additional paid in capital	4,472,489	4,458,456
Common stock held in rabbi trust	(3,951)	(3,486)
Accumulated earnings and dividends	(1,292,364)	(1,144,721)
Accumulated other comprehensive loss	(24,614)	(16,946)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,152,935	3,294,676
Noncontrolling interests – partially owned properties	42,700	43,998
Total equity	3,195,635	3,338,674

Total liabilities and equity	$7,581,524	$7,559,754

1.For purposes of calculating net asset value ("NAV") at September 30, 2020, the company excludes other assets of approximately $3.1 million related to net deferred financing costs on its revolving credit facility and the net value of in-place leases, as well as operating lease right of use assets disclosed above.
2.For purposes of calculating NAV at September 30, 2020, the company excludes other liabilities of approximately $70.6 million related to deferred revenue and fee income, as well as operating lease liabilities disclosed above.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenues
Owned properties [1]	$191,710	$211,082	$600,987	$638,657
On-campus participating properties	5,386	6,944	20,196	24,788
Third-party development services	2,186	5,611	5,531	12,389
Third-party management services	2,771	3,342	9,268	9,118
Resident services	622	726	1,644	2,255
Total revenues	202,675	227,705	637,626	687,207

Operating expenses (income)
Owned properties	106,518	111,836	284,741	294,768
On-campus participating properties	3,783	3,822	10,357	11,585
Third-party development and management services	5,061	5,430	16,245	14,129
General and administrative [2]	8,638	7,165	28,563	22,595
Depreciation and amortization	67,369	68,930	199,979	206,500
Ground/facility leases	3,071	3,215	10,033	10,000
(Gain) loss from disposition of real estate	—	—	(48,525)	282
Provision for impairment	—	—	—	3,201
Total operating expenses	194,440	200,398	501,393	563,060

Operating income	8,235	27,307	136,233	124,147

Nonoperating income (expenses)
Interest income	855	960	2,576	2,855
Interest expense	(29,056)	(28,303)	(84,007)	(82,432)
Amortization of deferred financing costs	(1,349)	(1,315)	(3,891)	(3,665)
Gain (loss) from extinguishment of debt [3]	—	20,992	(4,827)	20,992
Other nonoperating income	264	—	264	—
Total nonoperating expenses	(29,286)	(7,666)	(89,885)	(62,250)

(Loss) income before income taxes	(21,051)	19,641	46,348	61,897
Income tax provision	(373)	(305)	(1,133)	(983)
Net (loss) income	(21,424)	19,336	45,215	60,914
Net loss (income) attributable to noncontrolling interests	1,909	887	2,781	(665)
Net (loss) income attributable to ACC, Inc. and Subsidiaries common stockholders	$(19,515)	$20,223	$47,996	$60,249
Other comprehensive income (loss)
Change in fair value of interest rate swaps and other	1,851	(145)	(7,668)	(14,532)
Comprehensive (loss) income	$(17,664)	$20,078	$40,328	$45,717

Net (loss) income per share attributable to ACC, Inc. and Subsidiaries common shareholders

Basic	$(0.15)	$0.14	$0.34	$0.43

Diluted	$(0.15)	$0.14	$0.33	$0.43

Weighted-average common shares outstanding

Basic	137,632,091	137,403,842	137,574,485	137,259,130

Diluted	137,632,091	138,375,527	138,678,713	138,257,906

1.Refer to Table 4 for more detail regarding the impact of the COVID-19 pandemic on revenues for our same store portfolio.
2.General and administrative expenses for the nine months ended September 30, 2020 include $1.1 million related to the settlement of a litigation matter.
3.The three and nine months ended September 30, 2019 amounts represent the gain on the extinguishment of debt associated with a property that was transferred to the lender in settlement of the property's mortgage loan in July 2019. The nine months ended September 30, 2020 amount represents the loss associated with the January 2020 redemption of the Company's $400 million 3.35% Senior Notes originally scheduled to mature in October 2020.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations (“FFO”)
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (loss) income attributable to ACC, Inc. and Subsidiaries common stockholders	$(19,515)	$20,223	$47,996	$60,249
Noncontrolling interests' share of net (loss) income	(1,909)	(887)	(2,781)	665

Joint Venture ("JV") partners' share of FFO
JV partners' share of net loss (income)	1,857	970	2,987	(368)
JV partners' share of depreciation and amortization	(1,944)	(2,145)	(5,836)	(6,488)
	(87)	(1,175)	(2,849)	(6,856)

(Gain) loss from disposition of real estate	—	—	(48,525)	282
Elimination of provision for real estate impairment	—	—	—	3,201
Total depreciation and amortization	67,369	68,930	199,979	206,500
Corporate depreciation [1]	(858)	(1,135)	(2,632)	(3,528)
FFO attributable to common stockholders and OP unitholders	45,000	85,956	191,188	260,513

Elimination of operations of on-campus participating properties ("OCPPs")
Net loss (income) from OCPPs	1,294	424	(206)	(2,138)
Amortization of investment in OCPPs	(1,883)	(2,289)	(5,965)	(6,334)
	44,411	84,091	185,017	252,041
Modifications to reflect operational performance of OCPPs
Our share of net cashflow [2]	518	353	1,632	2,063
Management fees and other	319	369	1,146	1,597
Contribution from OCPPs	837	722	2,778	3,660

Transaction costs [3]	—	147	—	147
Elimination of (gain) loss from extinguishment of debt [4]	—	(20,992)	4,827	(20,992)
Elimination of litigation settlement expense [5]	—	—	1,100	—
Elimination of FFO from property in receivership [6]	—	104	—	1,912
Funds from operations-modified (“FFOM”) attributable to common stockholders and OP unitholders	$45,248	$64,072	$193,722	$236,768

FFO per share - diluted	$0.32	$0.62	$1.37	$1.88

FFOM per share - diluted	$0.32	$0.46	$1.39	$1.71

Weighted-average common shares outstanding - diluted	139,235,064	138,879,244	139,182,430	138,854,970

1.Represents depreciation on corporate assets not added back for purposes of calculating FFO.
2. 50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to Table 2). The decrease as compared to prior year is a result of the universities' decisions to provide rent abatements to tenants during the latter part of the 2019/2020 academic year and the lower occupancy achieved for the 2020/2021 academic year as a result of COVID-19.
3.Represents transaction costs incurred in connection with the closing of one presale transaction in August 2019.
4.The three and nine months ended September 30, 2019 amounts represent the gain on the extinguishment of debt associated with a property that was transferred to the lender in settlement of the property's mortgage loan in July 2019. The nine months ended September 30, 2020 amount represents the loss associated with the January 2020 redemption of the Company's $400 million 3.35% Senior Notes originally scheduled to mature in October 2020.
5.Represents the settlement of a litigation matter that is included in general and administrative expenses in the accompanying consolidated statements of comprehensive income.
6.Represents FFO for an owned property that was transferred to the lender in July 2019 in settlement of the property's mortgage loan.

Table 4
American Campus Communities, Inc. and Subsidiaries
Owned Properties Results of Operations1
(unaudited, dollars in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Owned properties revenues
Same store properties [2]	$182,728	$201,564	$(18,836)	(9.3%)	$571,861	$617,195	$(45,334)	(7.3%)
New properties	9,604	4,667	4,937		28,069	5,110	22,959
Sold and held for sale properties [3]	—	5,577	(5,577)		2,701	18,607	(15,906)
Total revenues [4]	$192,332	$211,808	$(19,476)	(9.2%)	$602,631	$640,912	$(38,281)	(6.0%)
Owned properties operating expenses
Same store properties	$100,950	$106,526	$(5,576)	(5.2%)	$271,175	$281,689	$(10,514)	(3.7%)
New properties	5,386	2,608	2,778		12,266	3,792	8,474
Other [5]	182	75	107		283	210	73
Sold and held for sale properties 3 6	—	2,627	(2,627)		1,017	9,077	(8,060)
Total operating expenses	$106,518	$111,836	$(5,318)	(4.8%)	$284,741	$294,768	$(10,027)	(3.4%)
Owned properties net operating income
Same store properties	$81,778	$95,038	$(13,260)	(14.0%)	$300,686	$335,506	$(34,820)	(10.4%)
New properties	4,218	2,059	2,159		15,803	1,318	14,485
Other [5]	(182)	(75)	(107)		(283)	(210)	(73)
Sold and held for sale properties 3 6	—	2,950	(2,950)		1,684	9,530	(7,846)
Total net operating income	$85,814	$99,972	$(14,158)	(14.2%)	$317,890	$346,144	$(28,254)	(8.2%)

1.The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2020 and 2019, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of September 30, 2020. Includes the full operating results of properties owned through joint ventures in which the company has a controlling financial interest and which are consolidated for financial reporting purposes.
2.The most significant impacts to our third quarter same store property revenues resulting from COVID-19 are as follows:
–Approximately $2.1 million and $17.2 million in rent refunds and/or early lease terminations was provided to tenants at our on-campus ACE properties and certain off-campus residence halls during the three and nine months ended September 30, 2020, respectively;
–Approximately $4.5 million and $12.7 million in rent was forgiven during the three and nine months ended September 30, 2020, respectively, as part of our Resident Hardship Program for residents and families at our same store properties who experienced financial hardship due to COVID-19;
–Approximately $8.4 million and $15.8 million of the decrease during the three and nine months ended September 30, 2020, respectively, as compared to the prior year was a result of lost summer camp and conference revenue, waived fees, an increase in the provision for uncollectible accounts resulting from rent delinquencies, and other items;
–Approximately $8.6 million decrease in revenues as compared to the amount initially anticipated prior to the impact of COVID-19 for the three months and nine months ended September 30,2020, due to the decrease in occupancy from the Academic Year 2020-2021 lease-up.
3.Includes properties sold in 2019 and 2020 and one property that was transferred to the lender in July 2019 in settlement of the property's mortgage loan.
4.Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.
5.Includes professional fees related to the operation of consolidated joint ventures that are included in owned properties operating expenses in the consolidated statements of comprehensive income (refer to Table 2).
6.Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

Category: Earnings
CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000